Exhibit 99.1

PACIFIC MERCANTILE BANCORP

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	March 17, 2010
For more information contact:	Member FDIC
Barbara Palermo, 714-438-2500	Equal Housing Lender

Pacific Mercantile Bancorp Announces the

Election of George L. Argyros to Its Board of Directors

Costa Mesa, Calif., March 17, 2010 – (NASDAQ-PMBC) Raymond. E. Dellerba, President and CEO of Pacific Mercantile Bank, a subsidiary of Pacific Mercantile Bancorp, announced today that the Board of Directors of the Company had elected George L. Argyros to serve as a member of its Bancorp Board of Directors. The Federal Reserve Bank and its Board of Governors has completed its review of the Pacific Mercantile Bancorp notice to appoint Mr. Argyros to the Bancorp Board and has no objection to the proposal, and the California Department of Financial Institutions is in full agreement with the Federal Reserve Bank. “We are very honored to have someone of Mr. Argyros’ stature join our Bancorp Board. With his election to the Bancorp Board of Directors, Mr. Argyros will bring his invaluable insight, business acumen and a wealth of important contacts to our Bank,” said Mr. Dellerba. Additionally, Mr. Argyros is a valued client of the Bank and a major investor and shareholder.

The Honorable George L. Argyros served as the United States Ambassador to the Kingdom of Spain and Principality of Andorra from November 2001 to November 2004.

Ambassador Argyros is currently Chairman and Chief Executive Officer of Arnel & Affiliates, a prominent West Coast diversified investment company, with corporate offices located in Costa Mesa, California. He is also a General Partner in Westar Capital, a private investment company. From 1981-1987, he was co-owner of Air Cal, which was successfully sold to American Airlines in 1987; and from 1981-1989, he was owner of the Seattle Mariners Baseball Club of the American League for nine full seasons.

Mr. Argyros is a member of the Board of Directors for First American Corporation (NYSE); DST Systems, Inc. (NYSE); and Petmate. Prior to his ambassadorship, he was a member of the Board of Directors for Rockwell International Corporation (NYSE) and The Newhall Land and Farming Company (NYSE.)

Ambassador Argyros formerly served as a member of the Advisory Committee for Trade Policy and Negotiations for the U.S. Trade Representative until 1990, when President G. W. Bush appointed him to the Board of the Federal Home Loan Mortgage Corporation (Freddie Mac). He completed his term on the Freddie Mac Board in March 1993.

From 1976 to 2001, Ambassador Argyros set a record as the longest serving Chairman of the Board of Trustees of Chapman University, one of the West’s finest private universities. He currently remains on the Chapman Board while also serving as a Life Trustee for the California Institute of Technology, where he formerly served as Chairman of the Investment Committee.

Mr. Argyros is Chairman of the Board of Directors for The Beckman Foundation, a major philanthropic foundation for scientific research; former Chairman of the Richard Nixon Library & Birthplace Foundation; Founding Chairman for the Nixon Center in Washington D.C.; International Councilor and Trustee of the Center for Strategic and International Studies in Washington D.C. that provides world leaders with strategic insights on and policy solutions to global issues; Board Member of the U.S. Chamber of Commerce; Member of Library of Congress Open World Leadership Board; Member of the Hoover Institution’s Board of Overseers, and former Chairman and Board Member of the Orange County Council, Boy Scouts of America.

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Ambassador Argyros was a 1993 recipient of the Horatio Alger Award of Distinguished Americans, perhaps the single most coveted award given in America to non-military, non-show business individuals. He served as President and CEO of the Washington D.C. based Horatio Alger Association from 1995 to 1998, Chairman from 1998 to 2000, and currently serves as Treasurer and Chairman Emeritus. In 2004, he was selected by the Horatio Alger Association to receive the Norman Vincent Peale Award in recognition for his ongoing involvement in the Association and his humanitarian contributions to society.

In 1997, Ambassador Argyros received an honorary Doctor of Law Degree from Pepperdine University; in 2001 he was the recipient of the Ellis Island Medal of Honor; and in 2005 he received an honorary Doctor of Humane Letters Degree from Chapman University.

Mr. Argyros was selected in 2005 as an Archon of the Mother Church of Constantinople, an esteemed honor in the Greek Orthodox Church, Order of Saint Andrew the Apostle.

Ambassador Argyros was the 2007 recipient of the Semper Fidelis Award from the Marine Scholarship Foundation. In June 2005, through the Horatio Alger Association, he and Mrs. Argyros initiated the first national college scholarship program exclusively for veterans who have served honorably in Operation Iraqi Freedom or Operation Enduring Freedom in Afghanistan. As of January 2009, 2,348 scholarships have been awarded to these veterans.

Born in Detroit, Michigan and raised in Pasadena, California, Ambassador Argyros graduated from Chapman University in 1959 with a major in Business and Economics. He and his wife, Julia, have been married for 47 years and have three grown children and seven grandchildren.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp, which is a publicly traded company with its shares listed on the Nasdaq Stock Market under the trading symbol, “PMBC”, is the parent holding company of Pacific Mercantile Bank. The Bank is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System which provides a wide range of commercial banking services, as well as residential mortgage lending to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services. The Bank, which opened for business on March 1, 1999, had total assets exceeding $1 Billion as of December 31, 2007.

The Bank operates a total of eight financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two financial centers in Los Angeles County are located, respectively, in the cities of Beverly Hills and Long Beach. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario, visible from the Interstate 10 Freeway. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

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